Exhibit 5.2

[Letterhead of Wachtell, Lipton, Rosen & Katz]

June 14, 2019

BB&T Corporation

200 West Second Street

Winston-Salem, NC 27101

Ladies and Gentlemen:

We have acted as special counsel to BB&T Corporation, a North Carolina corporation (the “Corporation”) in connection with the Registration Statement on Form S-4 (as amended, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”), relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”) of up to (i) 586,382,410 shares of the Corporation’s common stock, par value $5.00 per share, (ii) 1,725 shares of the Corporation’s perpetual preferred stock, series I, par value $5.00 per share (the “Series I Preferred Stock”), (iii) 1,025 shares of the Corporation’s perpetual preferred stock, series J, par value $5.00 per share (the “Series J Preferred Stock”), (iv) 5,000 shares of the Corporation’s perpetual preferred stock, series K, par value $5.00 per share (the “Series K Preferred Stock”), (v) 7,500 shares of the Corporation’s perpetual preferred stock, series L, par value $5.00 per share (the “Series L Preferred Stock”), (vi) 5,000 shares of the Corporation’s perpetual preferred stock, series M, par value $5.00 per share (the “Series M Preferred Stock” and together with the Series I Preferred Stock, Series J Preferred Stock, Series K Preferred Stock and Series L Preferred Stock, the “Preferred Stock”), (vii) 6,900,000 depositary shares (evidenced by depositary receipts) each representing a 1/4,000th interest in a share of Series I Preferred Stock (the “Series I Depositary Shares”), (viii) 500,000 depositary shares (evidenced by depositary receipts) each representing a 1/100th interest in a share of Series K Preferred Stock (the “Series K Depositary Shares”), (ix) 750,000 depositary shares (evidenced by depositary receipts) each representing a 1/100th interest in a share of Series L Preferred Stock (the “Series L Depositary Shares”), (x) 500,000 depositary shares (evidenced by depositary receipts) each representing a 1/100th interest in a share of Series M Preferred Stock (the “Series M Depositary Shares” and together with the Series I Depositary Shares, Series K Depositary Shares and Series L Depositary Shares, the “Depositary

Shares”), in each case to be issued in connection with the merger contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 7, 2019, between the Corporation and SunTrust Banks, Inc., a Georgia corporation (“SunTrust”), pursuant to which SunTrust will merge with and into the Corporation, with the Corporation surviving the merger.

In connection with the opinion set forth herein, we have examined and relied on originals or copies, certified or otherwise, identified to our satisfaction, of such documents, corporate records, agreements, certificates, and other instruments and such matters of law, in each case, as we have deemed necessary or appropriate for the purposes of this opinion, including (i) the Deposit Agreement, dated as of September 12, 2006, between SunTrust, U.S. Bank National Association, as depositary, and all holders from time to time of the depositary receipts described therein (the “Series I Deposit Agreement”), and form of depositary receipt described therein, (ii) the Deposit Agreement, dated as of November 7, 2014, between SunTrust, U.S. Bank National Association, as depositary, and all holders from time to time of the depositary receipts described therein (the “Series K Deposit Agreement”), and form of depositary receipt described therein, (iii) the Deposit Agreement, dated as of May 2, 2017, between SunTrust, U.S. Bank National Association, as depositary, and all holders from time to time of the depositary receipts described therein (the “Series L Deposit Agreement”), and form of depositary receipt described therein, and (iv) the Deposit Agreement, dated as of November 14, 2017, between SunTrust, U.S. Bank National Association, as depositary, and all holders from time to time of the depositary receipts described therein (the “Series M Deposit Agreement” and together with the Series L Deposit Agreement, the Series K Deposit Agreement and the Series I Deposit Agreement, the “Deposit Agreements”), and form of depositary receipt described therein, which we collectively refer to herein as the “Transaction Documents.” We have also conducted such investigations of fact and law as we have deemed necessary or advisable for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies and the legal capacity of all individuals executing such documents. We have also assumed the valid authorization, execution and delivery of each of the Transaction Documents by each party thereto (other than the Corporation), and we have assumed that each such other party (in the case of parties which are not natural persons) has been duly organized and is validly existing and in good standing under its jurisdiction of organization, that each such other party has the legal capacity, power and authority to perform its obligations thereunder and that each of the Transaction Documents constitutes the valid and binding obligation of all such other parties, enforceable against them in accordance with its terms.

We are members of the Bar of the State of New York, and this opinion is limited to the laws of the State of New York, in each case as in effect on the date hereof. We have not considered, and we express no opinion or belief as to matters of the laws of any other jurisdiction or as to any matters arising thereunder or relating thereto.

Based upon the foregoing and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that when the Deposit Agreements have been duly assumed by the Corporation pursuant to the Merger Agreement, the applicable series of Preferred Stock represented by the Depositary Shares have been issued as contemplated by the Registration Statement and have been received by the depositary upon conversion of the applicable series of perpetual preferred stock, no par value, of SunTrust into the applicable series of Preferred Stock, and the depositary receipts evidencing the Depositary Shares have been issued in accordance with the applicable Deposit Agreements and have become the issued Depositary Shares of the Corporation as contemplated by the Registration Statement, the Depositary Shares will constitute valid and legally binding obligations of the Corporation and will entitle the holders thereof to the rights specified in the applicable Deposit Agreement.

The opinion set forth above is subject to the effects of (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, (b) general equitable principles (whether considered in a proceeding in equity or at law), and (c) an implied covenant of good faith and fair dealing. We express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof, including, without limitation, the enforceability of the governing law provision contained in the Transaction Documents or in any other agreement.

We consent to the filing of a copy of this opinion as an exhibit to the Registration Statement. In addition, we consent to references to us under the heading “Legal Matters” in the Joint Proxy Statement/Prospectus contained in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations thereunder. This opinion speaks as of its date, and we undertake no (and hereby disclaim any) obligation to update this opinion.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz